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                                                                     EXHIBIT 5.1

                        [SUNTRUST BANKS, INC. LETTERHEAD]

September 14, 2004

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

As Senior Vice President, General Counsel and Corporate Secretary for SunTrust Banks, Inc. (the "Company"), I am familiar with the preparation and filing of the Company's Registration Statement on Form S-8 (the "Registration Statement"), as filed with the Securities and Exchange Commission (the "Commission") on or about September 14, 2004, with respect to 12,000,000 shares of the Company's common stock, $1.00 par value per share (the "Plan Shares"), issuable pursuant to the Plans listed on Schedule 1 attached hereto (the "Plans") as referenced in the Registration Statement.

I have reviewed the Plans and the Registration Statement, and I have examined and am familiar with, the original or copies, certified or otherwise, of the documents, corporate records and other instruments of the Company relating to the proposed issuance of the Plan Shares which I deem relevant and which form the basis of the opinion hereinafter set forth.

I am of the opinion that:

      1. Under the laws of the State of Georgia, the jurisdiction in which the Company is incorporated and the jurisdiction in which the Company has its principal office, the Company is duly incorporated, validly existing and in good standing; and

      2. The issuance of the Plan Shares has been duly authorized by the Company and, upon issuance pursuant to the terms of the Plans, the Plan Shares will be legally issued and outstanding, fully paid and non-assessable, and no personal liability will attach to the holders of the Plan Shares.

The undersigned counsel to the Company hereby consents to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.

Sincerely,

/s/ Raymond D. Fortin
---------------------
Raymond D. Fortin

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                             Schedule 1 to Exhibit A

                                  List of Plans

1.    National Commerce Financial Corporation 2003 Stock and Incentive Plan

2.    Piedmont Bancorp, Inc. Stock Option Plan

3.    Amended and Restated Salem Trust Bank 1986 Incentive Stock Option Plan

4.    1995 Directors Performance Plan of American Federal Bank, FSB

5. National Commerce Financial Corporation Amended and Restated Long Term Incentive Plan

6. American Federal Bank, FSB Amended and Restated 1988 Stock Option and Incentive Plan

7.    Stone Street Bancorp, Inc. Stock Option Plan

8.    SouthBanc Shares, Inc. 1998 Stock Option Plan

9.    SouthBanc Shares, Inc. 2001 Stock Option Plan

10. National Commerce Bancorporation 1994 Stock Plan as Amended and Restated Effective November 1, 1996 and further amended by Amendment No. 1 effective as of July 1, 1998 and Amendment No. 2 effective as of June 29, 2000

11.   National Commerce Financial Corporation Investment Plan.

12.   Perpetual Bank, A Federal Savings Bank 1997 Stock Option Plan

13.   SouthBanc Shares, Inc. Employees' Savings & Profit Sharing Plan

14.   Perpetual Bank, A Federal Savings Bank Employee Stock Ownership Plan